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Tecumseh Products Company                                           Exhibit 99.1
100 E. Patterson Street
Tecumseh, MI 49285

PRESS RELEASE

TECUMSEH PRODUCTS COMPANY REPORTS FIRST QUARTER 2005 NET LOSS OF $0.67 PER SHARE

Tecumseh, Michigan, May 5, 2005 . . . . Tecumseh Products Company (NASDAQ-TECUA,
TECUB) announced today its 2005 first quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

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

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
---------------------------------------------------------------------------------------------------
                                                                         Three Months Ended
(Dollars in millions, except per share amounts)                               March 31,
                                                                        ---------------------------
                                                                          2005             2004
===================================================================================================
NET SALES                                                              $ 464.4          $ 477.0
  Cost of sales and operating expenses                                   430.6            421.5
  Selling and administrative expenses                                     48.1             44.7
  Restructuring charges, impairments and other items                       0.1               --
---------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                  (14.4)            10.8
  Interest expense                                                        (7.7)            (5.6)
  Interest income and other, net                                           3.3              4.6
---------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                                               (18.8)             9.8
  Tax provision (benefit)                                                 (6.4)             3.4
---------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                      $ (12.4)         $   6.4
---------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE                            $ (0.67)         $  0.34
---------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES (in thousands of shares)                        18,480           18,480
===================================================================================================

     Consolidated net loss for the first quarter of 2005 amounted to $12.4 million or $0.67 per share compared to income of $6.4 million or $0.34 per share in the first quarter of 2004. Operating results were lower than the prior year period across all business segments, with the most substantial decline in the Company's Engine & Power Train business. In general, lower operating results were attributable to lower sales, higher commodity and other input costs in excess of price increases, and unfavorable foreign currency exchange rate changes.

     Consolidated net sales in the first quarter of 2005 decreased to $464.4 million from $477.0 million in 2004. Excluding an increase in sales due to the effects of currency fluctuation of $13.3 million, sales in the first quarter of 2005 declined by $25.9 million primarily due to the Engine & Power Train business, where sales volumes were lower in North America, and to a lesser extent, Europe. Sales volume declines were also experienced in the Electrical
Components and Pumps segments.

COMPRESSOR BUSINESS

     First quarter 2005 sales in the Company's compressor business increased to $241.0 million from $211.9 million in the first quarter of 2004. The increase over the comparable quarter from the prior year was mainly attributable to higher sales of compressor products sold into the original equipment markets for residential refrigerators and freezers, that are primarily manufactured by the Company in its Brazilian and Indian facilities. Additional sales improvements came from continued growth in Indian



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

export sales of compressors used in room air conditioning. The effects of foreign currency translation increased sales by $11.4 million.

     Compressor business operating income for the first quarter of 2005 amounted to $8.6 million compared to $11.9 million in the first quarter of 2004. The decrease in operating income for the first quarter of 2005 versus the comparable
2004 quarter reflected higher commodity and other input costs in excess of pricing recoveries and the effects of a weaker U.S. Dollar.

ELECTRICAL COMPONENTS BUSINESS

     Electrical Components business sales were $100.2 million in the first quarter of 2005 compared to $107.0 million in the first quarter of 2004. Volume declines in residential and commercial aftermarket, blower, gear motor and actuator sales were slightly offset by higher sales in the Asian region, mostly attributable to the effects of foreign currency translation. Most of the volume declines were due to fourth quarter purchases ahead of the January price increase and reduced customer demand in response to the price increase.

     Electrical Components operating loss for the first quarter of 2005 amounted to $1.1 million compared to income of $3.4 million in the first quarter of 2004.
The decline in operating income largely resulted from lower sales volumes, higher commodity costs in excess of pricing recoveries, and unanticipated operational inefficiencies related to the closure of the St. Clair facility, partially offset by lower amortization of intangible assets.

ENGINE & POWER TRAIN BUSINESS

     Engine & Power Train business sales amounted to $94.9 million in the first quarter of 2005 compared to $124.3 million in the first quarter of 2004. The decline in sales for the first quarter was primarily the result of the loss of business on walk behind rotary lawn applications with a single customer and other reductions in walk behind volume. The loss of business on applications with the single customer was related to activity largely planned for delivery in the first quarter and should not have an impact on the remainder of the year.

     Engine & Power Train business operating loss in the first quarter of 2005 amounted to $20.9 million compared to a loss of $2.9 million in the first quarter of 2004. The decline in first quarter results reflected losses in volume, increases in commodity, transportation and tooling costs, and additional warranty response and expediting costs primarily due to a quality issue at a transmission business customer. Continued reductions in profitability in Europe also contributed to the increase in the first quarter loss.

     Engine & Power Train losses in the first quarter were substantially due to the significant costs associated with excess capacities in the U.S. and Europe.
The excess capacity situation is exacerbated by the current shift of production to the Company's Brazilian manufacturing facility resulting in duplicate capacities. While the favorable impact of the normal seasonal snow thrower-related business should improve results in the second half of the year compared to the first half, substantial cost reductions and volume improvements will be necessary for sustained improvement. The Company intends to complete these cost reductions throughout 2005.




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

PUMP BUSINESS

     Pump business sales in the first quarter of 2005 amounted to $27.9 million compared to $33.4 million in 2004. The 16.5% decrease in first quarter sales was primarily attributable to the loss of water gardening business at one mass market retailer.

     Operating income amounted to $2.3 million in the first quarter of 2005 compared to $3.3 million in 2004. The decrease in operating income was primarily attributable to the reductions in sales volumes offset by reductions in engineering and selling and administrative costs.

OUTLOOK

     Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

     Previously, the Company indicated that 2005 results would depend on commodity cost, currency movements, the Company's ability to obtain price increases from its customers to offset the increased cost of product inputs, and global weather. Experience in the first quarter confirms that all these factors negatively impacted results. The Company has not fully recovered higher commodity costs. Key currency rates, particularly the Brazilian Real, were much worse than expected over the quarter. Weather in North and South America has not been conducive to either OEM or aftermarket sales. In addition, the Company has become more pessimistic about worldwide demand, as the factors such as the high cost of energy and high interest rates in Brazil slow growth. Accordingly, the Company now expects full year results, before nonrecurring items, to lag prior year results, particularly in the first half of the year. Second quarter results are expected to be a net loss. Improvements are expected in the second half of the year compared to the prior year based upon more aggressive cost cutting, particularly in the Engine & Power Train and Electrical Components businesses.

     The Company will continue to focus its efforts on improving the profitability and competitiveness of its worldwide operations. It is likely that additional production relocation and consolidation initiatives will take place during 2005 that could have an effect on the consolidated financial position and future results of operations of the Company.

     The results for the quarter within certain of our businesses were below the forecasts utilized in testing goodwill for impairment at December 31, 2004.
While the Company expects results in the second quarter to continue to lag those forecasts, it is the forecasted results for the second half of the year and subsequent years that remain key to the Company's impairment test. While management does not believe the business decline experienced during the first quarter will have a permanence which would represent a triggering event for interim evaluation of the recoverability of goodwill, further deterioration of results below revised forecasts for the second quarter may require the Company to conduct an impairment test during the second quarter 2005 (outside of the annual testing date of December 31) with a better view of the impact of the Company's cost cutting activities, pricing actions, and possibly revised discount rates. While the Company has not begun any further impairment testing at this time, an impairment loss could result during the second quarter of 2005, if such an analysis is warranted. It is not reasonably possible to estimate the amount of impairment, if any; however, such loss could be material.

     Losses in the second quarter, including any impairment losses, could affect the Company's ability to meet certain of its debt covenants. See the discussion below under "Liquidity and Capital Resources."








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

LIQUIDITY AND CAPITAL RESOURCES

     The negative results for the quarter, as well as investment in various components of working capital, especially inventory, resulted in using $67.4 million in cash to fund operations. The Company also used existing cash balances to repay debt to maintain compliance with current debt covenants related to earnings, to better optimize the capital structure of the business, and to reduce borrowing costs in excess of earnings on idle cash. The Company plans to continue its efforts to reduce debt through both the deployment of remaining available cash and reducing the investment in various components of working capital. The Company also intends to explore more flexible financing arrangements with less restrictive covenants. Given the Company's expectation of losses in the second quarter, the Company anticipates that further action will be necessary to maintain compliance with current debt covenants. Higher capital expenditures related to new product expansions in Brazil and India also contributed to the use of cash.


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

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)
-------------------------------------------------------------------------------------------
                                                                    Three Months Ended
    (Dollars in millions)                                               March 31,
                                                                   ------------------------
                                                                      2005         2004
===========================================================================================
NET SALES:
    Compressor Products                                             $241.0       $211.9
    Electrical Components                                            100.2        107.0
    Engine & Power Train Products                                     94.9        124.3
    Pump Products                                                     27.9         33.4
    Other (a)                                                          0.4          0.4
-------------------------------------------------------------------------------------------
         Total net sales                                            $464.4       $477.0
===========================================================================================
OPERATING INCOME (LOSS):
    Compressor Products                                             $  8.6       $ 11.9
    Electrical Components                                             (1.1)         3.4
    Engine & Power Train Products                                    (20.9)        (2.9)
    Pump Products                                                      2.3          3.3
    Other (a)                                                         (0.9)        (0.9)
    Corporate expenses                                                (2.3)        (4.0)
    Restructuring charges, impairments and other items                (0.1)          --
-------------------------------------------------------------------------------------------
         Total operating income (loss)                               (14.4)        10.8
Interest expense                                                      (7.7)        (5.6)
Interest income and other, net                                         3.3          4.6
-------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                                          $(18.8)      $  9.8
===========================================================================================

(a)  "Other" consists of non-reportable business segments, primarily
     Manufacturing Data Systems, Inc.







                                       4
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CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------
                                                                                     MARCH 31,       December 31,
(Dollars in millions)                                                                  2005              2004
=====================================================================================================================
ASSETS
  CURRENT ASSETS:

    Cash and cash equivalents                                                         $   85.5         $  227.9
    Accounts receivable, net                                                             246.1            220.4
    Inventories                                                                          431.4            394.2
    Deferred income taxes and other                                                      112.6             84.7
---------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                            875.6            927.2
  PROPERTY, PLANT AND EQUIPMENT - NET                                                    553.1            554.8
  GOODWILL AND OTHER INTANGIBLES                                                         304.0            305.9
  OTHER ASSETS                                                                           284.5            274.9
---------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                 $2,017.2         $2,062.8
=====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                           $  194.5         $  178.1
    Short-term borrowings                                                                 89.2             68.8
    Accrued liabilities                                                                  139.4            174.6
---------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                       423.1            421.5
  LONG-TERM DEBT                                                                         251.8            317.3
  DEFERRED INCOME TAXES                                                                    7.5              8.0
  PENSION AND POSTRETIREMENT BENEFITS                                                    234.3            235.2
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                 20.2             21.2
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                       40.7             41.3
  OTHER NON-CURRENT LIABILITIES                                                           38.4               --
---------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                             1,016.0          1,044.5
  STOCKHOLDERS' EQUITY                                                                 1,001.2          1,018.3
---------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $2,017.2         $2,062.8
=====================================================================================================================


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CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------
                                                                                              Three Months Ended
  (Dollars in millions)                                                                           March 31,
                                                                                          ---------------------------
                                                                                              2005         2004
=====================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                                   $1,018.3         $1,004.8
Comprehensive Income (Loss):
  Net income (loss)                                                                      (12.4)             6.4
  Other comprehensive income (loss)                                                        1.2             (2.4)
---------------------------------------------------------------------------------------------------------------------
Total comprehensive income  (loss)                                                       (11.2)             4.0
Cash dividends declared                                                                   (5.9)            (5.9)
---------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                                      $1,001.2         $1,002.9
=====================================================================================================================







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CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
-------------------------------------------------------------------------------------------------------
                                                                           Three Months Ended
(Dollars in millions)                                                           March 31,
                                                                        -------------------------------
                                                                         2005              2004
=======================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
           Cash used in operating activities                              $(67.4)          $ (3.8)
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                     (28.7)           (12.1)
-------------------------------------------------------------------------------------------------------
           Cash used in investing activities                               (28.7)           (12.1)
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                            (5.9)            (5.9)
  Proceeds from borrowings, net                                              8.5              0.8
  Repayments of long term debt                                             (50.0)              --
-------------------------------------------------------------------------------------------------------
           Cash used in financing activities                               (47.4)            (5.1)
-------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                      1.1             (1.5)
-------------------------------------------------------------------------------------------------------
DECREASE IN CASH AND CASH EQUIVALENTS                                     (142.4)           (22.5)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                                      227.9            344.6
-------------------------------------------------------------------------------------------------------
  End of period                                                           $ 85.5           $322.1
=======================================================================================================

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries, xv) the Company's ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, and xvi) the ongoing financial health of major customers. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the first quarter 2005 results on Thursday, May 5, 2005 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455








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